Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com
FIRM /AFFILIATE OFFICES
March 12, 2012	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

File No. 039614-0011

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, California 94043

Re:	Registration Statement No. 333-178728 on Form S-3; Shares of Common Stock, par value $0.001 per share, having an aggregate offering price of up to $30,000,000

Ladies and Gentlemen:

We have acted as special counsel to Complete Genomics, Inc., a Delaware corporation (the “Company”), in connection with the sale through MLV & Co. LLC as the sales agent from time to time by the Company of shares of common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $30,000,000, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2011 (Registration No. 333-178728) (as so filed and as amended, the “Registration Statement”), (x) the base prospectus dated January 24, 2012 included in the Registration Statement and (y) a related prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Act (collectively, the “Prospectus”), and that certain At Market Issuance Sales Agreement dated as of March 8, 2012 between you and the Company (the “Sales Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

March 12, 2012

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

We bring your attention to the fact that one or more investment funds affiliated with Latham & Watkins LLP and certain of the attorneys in the firm rendering legal services in connection with the offering own certain securities of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 12, 2012 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP